SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

June 23, 2015

Date of Report

(Date of Earliest Event Reported)

Tianyin Pharmaceutical Co., Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52236	20-4857782
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23rd Floor, Unionsun Yangkuo Plaza, No. 2, Block 3

South Renmin Road

Chengdu, P. R. China, 610041

(Address of principal executive offices (zip code))

+011-86-28- 8551-6696

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 5-Corporate Governance and Management

Item 5.07. Submission of Matters to a Vote of Security Holders

On June 23, 2015, Tianyin Pharmaceutical Co., Inc. (the “Company”) held an annual shareholder meeting for the fiscal year ended June 30, 2014 (the “Annual Meeting”) in its office located in Chengdu, China. The Annual Meeting was originally scheduled to be held on May 25, 2015, but due to an insufficient amount of shares of the Company’s stock entitled to vote on such date, the Company was unable to achieve a quorum and therefore had to adjourn the meeting to June 23, 2015 (the “Adjourned Meeting”). At the Adjourned Meeting, a total of 13,775,888 shares were voted in person or by proxy, representing 46.55% of the 29,596,276 shares entitled to be voted as of the record date of March 30, 2015. According to our By-laws, as amended, when a quorum shall fail to attend any meeting of the stockholders, the Board of Directors may resolve that the adjourned meeting shall be held with the holders of more than one-third (1/3) of all the shares of the stock entitled to vote at the meeting, the presence of who shall constitute a quorum, and all matters shall be determined by a majority of the votes cast as at such meeting. Accordingly, the shares voted at the Adjourned Meeting constituted quorum.

All of our directors, specifically, Dr. Guoqing Jiang, Professor Jianping Hou, Professor Zunjian Zhang and Mr. Yong Zhan were re-elected at the Adjourned Meeting, with the votes casted as follows:

	Guoqing Jiang	Jianping Hou	Zunjian Zhang	Yong Zhan
For	11,845,395	11,144,437	11,144,437	11,947,995
Against	729,706	729,706	729,706	729,706
Abstain	1,200,787	1,901,745	1,901,745	1,098,187

Furthermore, the re-appointment of Paritz & Company, P.A. as our independent accountants to audit our financial statements as of June 30, 2015 and for the fiscal year then ending was approved and ratified, with 12,014,726 shares voted for, 1,759,829 shares voted against and 1,333 shares abstained for the proposal.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIANYIN PHARMACEUTICAL CO., INC.

By:	/s/ Dr. Guoqing Jiang
Name: Dr. Guoqing Jiang
Title: Chief Executive Officer

Dated:  June 25, 2015

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